Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2020 RESULTS

Second Quarter Results

•	Total revenues of $8.7 million, a 78% year-over-year decrease
•	Net loss of $(8.8) million and loss per diluted share of $(0.19)
•	Adjusted EBITDA of $(7.9) million
•	$31.3 million in cash on hand and $21.4 million of total debt as of June 30, 2020
•	Net cash provided by operating activities and free cash flow of $20.1 million and $19.5 million, respectively, for the six months ended June 30, 2020

HOUSTON, August 10, 2020 – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter  ended June 30, 2020.

Financial Review

Total revenues were $8.7 million for the quarter ended June 30, 2020, which was a decrease of 78% compared to the second quarter of 2019. This decrease reflected reductions in product sales and services volumes in North America as well as lower pricing for certain products and services, including composite plugs and tracer diagnostics, partially offset by higher services revenue in international markets. We believe the decrease in both activity and pricing resulting from the decline in market conditions primarily related to the Coronavirus disease 2019 (“COVID-19”) pandemic had a negative impact on our revenues during the three months ended June 30, 2020 as drilling rig and completion activity in North America began to decline sharply through the month of March and continued to decline during the second quarter of 2020. In addition, customer activity in China was delayed and activity in Argentina was suspended from mid-March through June due to government regulations. Total revenues decreased by 84% as compared to the first quarter of 2020 with decreases in both product sales and services in the United States, Canada and outside of North America.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $2.3 million, or 27% of total revenues, in the second quarter of 2020, compared to $16.7 million, or 42% of total revenues, in the second quarter of 2019. Cost of sales as a percentage of total revenues increased due to the significant reduction in revenue, leading to under-utilization of manufacturing capacity and field service personnel, as well as a reduction in pricing for certain products and services.

Selling, general and administrative (“SG&A”) expenses totaled $15.5 million, a decrease of $7.4 million in the second quarter of 2020 as compared to the second quarter of the prior year.  This overall decrease in expense reflects declines in compensation and bonuses, share-based compensation, ERP-related expenses, and bad debt expense. Additionally, professional fees, including litigation fees, were lower this quarter by $2.5 million as compared to the second quarter of 2019.  These favorable variances were partially offset by severance charges incurred for the three months ended June 30, 2020 related to reductions in workforce, which was higher this quarter by $3.4 million as compared to the second quarter of 2019.

Net loss was $(8.8) million, or $(0.19) per diluted share, for the quarter ended June 30, 2020,  which included a net impact of $0.2 million (after tax effect of $(0.5) million, or $(0.01) per diluted share) related to realized and unrealized foreign currency losses as well as a benefit of $1.1 million related to a reduction in foreign tax expense. As with the first quarter of 2020, income tax was impacted by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and income tax valuation allowances recorded to reduce the carrying value of deferred tax assets. Adjusted net loss, which excludes these items, was $(9.3) million, or $(0.20) per diluted share, for the quarter ended June 30, 2020. This compares to a net loss of $(22.3) million, or $(0.48) per diluted share, in the second quarter of 2019, which included a net impact of $8.2 million (after tax effect of $17.1 million, or $0.37 per diluted share) related to an impairment charge and realized and unrealized foreign currency gains and losses. The income tax adjustment was significantly affected by the income tax valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset and the tax effect of a non-deductible goodwill impairment.  Adjusted net loss, which excludes these items, was  $(5.2) million, or $(0.11) per diluted share, for the quarter ended June 30, 2019.

Adjusted EBITDA was $(7.9) million for the quarter ended June 30, 2020,  a decrease of $(6.9) million as compared to the second quarter of 2019.

Capital Expenditures and Liquidity

The Company incurred capital expenditures of $0.6 million, net, for the six months ended June 30, 2020 and $4.1 million, net, for the six months ended June 30, 2019.

As of June 30, 2020, the Company had $31.3 million in cash and $21.4 million in total debt. During the second quarter of 2020, the Company increased its cash position by $15.8 million and its total debt by $3.7 million.  Our net working capital, which we define as our current assets, excluding cash and cash equivalents, minus our current liabilities, excluding current maturities of long-term debt, was $48.6 million at June  30, 2020.

On August 6, 2020, we entered into Amendment No. 1 (the “Amendment”) to our senior secured credit facility that (i) reduced the U.S. Commitments from $50.0 million to $25.0 million and (ii) reduced the Canadian Commitments from $25.0 million to $0.  NCS Multistage Inc., our Canadian Borrower, may make borrowings under the U.S. Facility, subject to a $15.0 million sublimit. The Amendment also limits total outstanding credit exposure of the lenders under the U.S. Facility and the Canadian Facility to a borrowing base calculated based on eligible receivables. There were no changes to the maturity date which remains at May 1, 2023.

The Amendment (i) eliminated financial covenants requiring compliance with maximum leverage, minimum interest coverage and minimum asset coverage tests, (ii) added new financial covenants requiring compliance with minimum liquidity and, in certain circumstances of reduced liquidity, minimum fixed charge coverage tests during any reduced liquidity period and (iii) added new covenants, including a weekly sweep of available cash over a specified threshold, more stringent limits on capital expenditures and enhanced financial reporting requirements.

Cost Reduction and Liquidity Enhancement Initiatives

In response to the current market conditions and reduction in demand for our products and services, including as a result of the COVID-19 pandemic, NCS has undertaken, and the Board of Directors is monitoring and evaluating, multiple initiatives to reduce our cost structure, limit capital expenditures and enhance our liquidity and access to capital, including:

*

Reductions in force which have reduced our headcount in the U.S. and Canada by approximately 190 people, the implementation of furloughs for certain employees in field operations and engineering roles and reductions to salaries and hourly rates for substantially all remaining employees, including reductions in salaries for executives averaging 20%. These actions are expected to result in approximately $20 million in annualized cost savings, with approximately 70% of that amount associated with SG&A expenses;

*	A reduction in bonus accruals for 2020 and the decision to not pay out 2019 bonuses;
*	An elimination of the employer matching contributions for NCS’s U.S. 401(k) plan and its Registered Retirement Savings Plan in Canada;
*	A moratorium on non-essential travel for all employees;
*	Negotiation of new rates, work rules and payment schedules with vendors;
*	Strategies to reduce third-party spend, including information technology, financial services and third-party research and development;
*	Deferral of U.S. employer payroll taxes, as permitted under the CARES Act;
*	Application for, and receipt of, benefits under the Canada Emergency Wage Subsidy (“CEWS”) program;
*	Accelerating the filing of our 2019 U.S. federal tax return to utilize net operating loss carryback provisions from the CARES Act in order to obtain a cash tax refund during the second half of 2020;
*	Reducing planned capital expenditures for the year and selling excess vehicles;
*	Relocating our U.S. assembly operations to better align with our supply chain partners, reduce overhead and improve fixed cost absorption;
*	Borrowing an additional $5.0 million under our senior secured credit facility in March 2020 to fund severance costs associated with the reductions in force while maintaining operational liquidity;
*	In April 2020, Repeat Precision entered into a new promissory note providing up to $5.0 million in additional borrowing capacity; and
*

Amending our revolving credit facility to modify certain covenants and to establish a borrowing base related to our accounts receivable, which we believe provides us with enhanced financial flexibility.

In connection with the reductions in workforce described above, we recorded severance charges of approximately $1.3 million in the first quarter of 2020 and $3.5 million of severance expense in the second quarter of 2020, which is reflected in the condensed consolidated statements of operations under SG&A expenses. NCS expects to record $0.9 million of severance expense to be reflected in the condensed consolidated statements of operations under SG&A expenses in the third quarter of 2020.

NCS continues to evaluate market conditions and will continue to take necessary actions to further reduce our cost base and try to enhance liquidity should there be a further reduction in the demand for our products and services.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper commented, “As we operate in these unusual and uncertain times, the health and safety of our employees remains paramount and I sincerely thank the exceptional people at NCS and Repeat Precision. This team continues to deliver innovation to the industry and expertise to our customers. We have a leadership position across our focused suite of products and services which we believe enable our customers to increase operating efficiencies, better understand and optimize their assets and reduce their costs, which is critically important in the current market environment.

We were faced with very challenging market conditions in the second quarter, including a significant reduction in completion activity and a land rig count in the United States that reached a 50+ year low in May and continued to decline through the quarter. The Canadian land rig count also reached a 50+ year low during the second quarter and activity in Canada did not begin to improve from the lows until mid-July, much later than is typically experienced upon the exit from Spring Break-up. As a result of the low level of customer activity, our revenue this quarter was lower by 78% as compared to last year’s second quarter and by 84% as compared to the first quarter of 2020.

NCS had several highlights during the quarter. We had a high level of service activity in the North Sea, we made significant progress in new product development initiatives that we believe will lower our costs and improve our market share, and our working capital management in the quarter allowed us to bolster our balance sheet. We have generated over $19 million in free cash flow through the first two quarters of 2020 and ended the quarter with $9.9 million more in cash than total debt. NCS made significant progress in further reducing our cost structure during the quarter as well, and we now expect that our SG&A for the full year 2020 will be more than $25 million lower than in 2019, a $5 million improvement as compared to the target we communicated last quarter.

While customer activity remains at low absolute levels, we have seen improvements in completions activity in the U.S. and an upturn in the Canadian rig count so far in the third quarter. We believe that the increase in activity, together with the full impact of our cost reduction initiatives, should position us to improve our profitability in the second half of the year as compared to the second quarter.

Even with this improving outlook, we will continue to evaluate market conditions and will take further action as necessary to attempt to further enhance our financial position to allow us to benefit from further improvements in industry activity.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share,  Free Cash Flow and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its second quarter 2020 results on Tuesday,  August 11, 2020 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 1249830. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, http://www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 1249830. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, Russia, the Middle East and the North Sea.  NCS’s common stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; the risks and uncertainties relating to public health crises, including the COVID-19 pandemic and its continuing impact on market conditions and our business, financial condition, results of operations, cash flows and stock price; our inability to comply with the covenants in our debt agreements depending on the duration of the decline in market conditions primarily related to the COVID-19 pandemic and our ability to negotiate with our lenders; risks and uncertainties relating to cost reduction efforts or savings we may realize from such cost reduction efforts; risks and uncertainties related to the potential delisting of our common stock from NASDAQ; loss of significant customers; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; our inability to accurately predict customer demand,  which may result in us holding excess or obsolete inventory; impairment in the carrying value of long-lived assets and goodwill; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; currency exchange rate fluctuations; losses and liabilities from uninsured or underinsured business activities; the financial health of our customers including their ability to pay for products or services provided; our inability to obtain sufficient liquidity on reasonable terms, or at all; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations,  the CARES Act and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; our success in attracting and retaining qualified employees and key personnel; and our inability to satisfy technical requirements and other specifications under contracts and contract tenders and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues
Product sales	$4,858	$29,945	$44,288	$67,177
Services	3,874	9,823	18,994	25,441
Total revenues	8,732	39,768	63,282	92,618
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	3,869	16,490	27,317	33,236
Cost of services, exclusive of depreciation and amortization expense shown below	2,524	6,591	9,690	16,608
Total cost of sales, exclusive of depreciation and amortization expense shown below	6,393	23,081	37,007	49,844
Selling, general and administrative expenses	15,473	22,893	36,308	45,919
Depreciation	994	1,495	2,446	2,921
Amortization	104	1,137	1,237	2,298
Change in fair value of contingent consideration	—	—	—	37
Impairment	—	7,919	50,194	7,919
Loss from operations	(14,232)	(16,757)	(63,910)	(16,320)
Other income (expense)
Interest expense, net	(424)	(556)	(746)	(1,073)
Other income, net	8	17	166	90
Foreign currency exchange loss, net	(217)	(250)	(207)	(547)
Total other expense	(633)	(789)	(787)	(1,530)
Loss before income tax	(14,865)	(17,546)	(64,697)	(17,850)
Income tax (benefit) expense	(5,973)	2,022	(6,898)	11,596
Net loss	(8,892)	(19,568)	(57,799)	(29,446)
Net (loss) income attributable to non-controlling interest	(135)	2,733	2,507	4,821
Net loss attributable to NCS Multistage Holdings, Inc.	$(8,757)	$(22,301)	$(60,306)	$(34,267)
Loss per common share
Basic loss per common share attributable to NCS Multistage Holdings, Inc.	$(0.19)	$(0.48)	$(1.28)	$(0.74)
Diluted loss per common share attributable to NCS Multistage Holdings, Inc.	$(0.19)	$(0.48)	$(1.28)	$(0.74)
Weighted average common shares outstanding
Basic	47,319	46,766	47,184	46,380
Diluted	47,319	46,766	47,184	46,380

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$31,259	$11,243
Accounts receivable—trade, net	11,166	41,960
Inventories, net	38,631	39,921
Prepaid expenses and other current assets	3,349	2,444
Other current receivables	6,751	5,028
Total current assets	91,156	100,596
Noncurrent assets
Property and equipment, net	24,498	32,974
Goodwill	15,222	15,222
Identifiable intangibles, net	2,745	45,248
Operating lease assets	6,294	5,071
Deposits and other assets	3,572	3,460
Deferred income taxes, net	68	6
Total noncurrent assets	52,399	101,981
Total assets	$143,555	$202,577
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$2,932	$8,549
Accrued expenses	3,968	3,451
Income taxes payable	1,005	1,883
Operating lease liabilities	2,033	2,052
Current maturities of long-term debt	1,725	1,481
Other current liabilities	1,368	2,364
Total current liabilities	13,031	19,780
Noncurrent liabilities
Long-term debt, less current maturities	19,678	11,436
Operating lease liabilities, long-term	4,855	3,487
Other long-term liabilities	1,684	1,373
Deferred income taxes, net	749	2,956
Total noncurrent liabilities	26,966	19,252
Total liabilities	39,997	39,032
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at
June 30, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value, 225,000,000 shares authorized, 47,414,602 shares issued and 47,179,589 shares outstanding at June 30, 2020 and 46,905,782 shares issued
and 46,813,117 shares outstanding at December 31, 2019	474	469
Additional paid-in capital	429,300	424,633
Accumulated other comprehensive loss	(84,468)	(80,811)
Retained deficit	(259,335)	(199,029)
Treasury stock, at cost; 235,013 shares at June 30, 2020 and 92,665 shares
at December 31, 2019	(805)	(652)
Total stockholders’ equity	85,166	144,610
Non-controlling interest	18,392	18,935
Total equity	103,558	163,545
Total liabilities and stockholders' equity	$143,555	$202,577

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(57,799)	$(29,446)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,683	5,219
Impairment	50,194	7,919
Amortization of deferred loan cost	149	161
Share-based compensation	4,737	6,526
Provision for inventory obsolescence	657	(51)
Deferred income tax (benefit) expense	(2,140)	9,278
Gain on sale of property and equipment	(112)	(19)
Change in fair value of contingent consideration	—	37
Provision for doubtful accounts	622	1,462
Payment of contingent consideration	—	(3,042)
Proceeds from note receivable	299	—
Changes in operating assets and liabilities:
Accounts receivable—trade	28,819	6,664
Inventories, net	(432)	(4,629)
Prepaid expenses and other assets	(2,700)	243
Accounts payable—trade	(4,665)	5,344
Accrued expenses	596	(749)
Other liabilities	1,065	(1,165)
Income taxes receivable/payable	(2,825)	2,320
Net cash provided by operating activities	20,148	6,072
Cash flows from investing activities
Purchases of property and equipment	(687)	(4,080)
Purchase and development of software and technology	—	(297)
Proceeds from sales of property and equipment	66	249
Net cash used in investing activities	(621)	(4,128)
Cash flows from financing activities
Equipment note borrowings	—	835
Payments on equipment note and finance leases	(843)	(4,130)
Line of credit borrowings	5,000	—
Payments on revolver	—	(4,000)
Payment of contingent consideration	—	(6,958)
Treasury shares withheld	(153)	(309)
Distribution to noncontrolling interest	(3,050)	(600)
Proceeds from the issuance of ESPP shares	—	677
Payment of deferred loan cost related to senior secured credit facility	—	(871)
Net cash provided by (used in) financing activities	954	(15,356)
Effect of exchange rate changes on cash and cash equivalents	(465)	456
Net change in cash and cash equivalents	20,016	(12,956)
Cash and cash equivalents beginning of period	11,243	25,131
Cash and cash equivalents end of period	$31,259	$12,175
Noncash investing and financing activities
Leased assets obtained in exchange for new finance lease liabilities	$4,560	$1,141
Leased assets obtained in exchange for new operating lease liabilities	$2,573	$377

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net (loss) income before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of an impairment and share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share,  Free Cash Flow and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss),  cash provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measure of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	June 30,	December 31,
	2020	2019
Working capital	$78,125	$80,816
Cash and cash equivalents	(31,259)	(11,243)
Current maturities of long term debt	1,725	1,481
Net working capital	$48,591	$71,054

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended				Six Months Ended
	June 30, 2020		June 30, 2019		June 30, 2020		June 30, 2019
	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net loss attributable to NCS Multistage Holdings, Inc.	$(8,757)	$(0.19)	$(22,301)	$(0.48)	$(60,306)	$(1.28)	$(34,267)	$(0.74)
Adjustments
Impairment (a)	—	—	7,919	0.17	50,194	1.06	7,919	0.17
Realized and unrealized losses (b)	174	—	245	0.01	212	0.01	542	0.01
Change in fair value of contingent consideration (c)	—	—	—	—	—	—	37	—
Income tax impact from adjustments (d)	(670)	(0.01)	8,895	0.19	131	—	18,712	0.41
Adjusted net loss attributable to NCS Multistage Holdings, Inc.	$(9,253)	$(0.20)	$(5,242)	$(0.11)	$(9,769)	$(0.21)	$(7,057)	$(0.15)

_____________________

(a)

Represents non-cash impairment charges for property and equipment and intangible assets during 2020 and a non-cash impairment charge for goodwill in 2019 as the fair values were lower than the carrying values.

(b)	Represents realized and unrealized foreign currency translation losses primarily due to movement in the foreign currency exchange rates between the periods.
(c)

Represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019.

(d)

Represents the income tax adjustments including a reduction in foreign income tax, valuation allowance recorded to reduce the carrying value of both our U.S. and Canadian deferred tax assets in 2020 and the impact of income tax adjustments including the valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset and the tax effect of a non-deductible goodwill impairment in 2019.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net loss	$(8,892)	$(19,568)	$(57,799)	$(29,446)
Income tax (benefit) expense	(5,973)	2,022	(6,898)	11,596
Interest expense, net	424	556	746	1,073
Depreciation	994	1,495	2,446	2,921
Amortization	104	1,137	1,237	2,298
EBITDA	(13,343)	(14,358)	(60,268)	(11,558)
Impairment (a)	—	7,919	50,194	7,919
Share-based compensation (b)	1,722	3,314	4,672	6,282
Professional fees (c)	(426)	1,577	962	2,377
Foreign currency exchange loss (d)	217	250	207	547
Change in fair value of contingent consideration (e)	—	—	—	37
Severance and other termination benefits (f)	3,428	—	4,774	—
Other (g)	481	268	776	645
Adjusted EBITDA	$(7,921)	$(1,030)	$1,317	$6,249
Adjusted EBITDA Margin	(91)%	(3%)	2%	7%
Adjusted EBITDA Less Share-Based Compensation	$(9,643)	$(4,344)	$(3,355)	$(33)

_____________________

(a)

Represents non-cash impairment charges for property and equipment and intangible assets during 2020 and a non-cash impairment charge for goodwill in 2019 as the fair values were lower than the carrying values.

(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)

Represents non-capitalizable costs of professional services incurred in connection with our financings, legal proceedings and the evaluation of potential acquisitions. During the second quarter of 2020, we received $1.1 million of proceeds from our directors and officers liability insurance related to the reimbursement of legal expenses that we incurred to defend a director and officer in the Diamondback Industries, Inc litigation.

(d)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates between the periods.
(e)

Represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019.

(f)	Reflects charges incurred in connection with the reductions in workforce implemented in 2020.
(g)	Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP along with other charges and credits.

FREE CASH FLOW

	Six Months Ended
	June 30,
	2020	2019
Net cash provided by operating activities	$20,148	$6,072
Purchases of property and equipment	(687)	(4,080)
Purchase and development of software and technology	-	(297)
Proceeds from sales of property and equipment	66	249
Free cash flow	$19,527	$1,944

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
United States
Product sales	$3,687	$21,069	$21,127	$40,633
Services	917	5,674	4,445	11,455
Total United States	4,604	26,743	25,572	52,088
Canada
Product sales	1,171	8,801	21,978	25,422
Services	329	2,705	8,888	11,080
Total Canada	1,500	11,506	30,866	36,502
Other Countries
Product sales	-	75	1,183	1,122
Services	2,628	1,444	5,661	2,906
Total Other Countries	2,628	1,519	6,844	4,028
Total
Product sales	4,858	29,945	44,288	67,177
Services	3,874	9,823	18,994	25,441
Total revenues	$8,732	$39,768	$63,282	$92,618